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                           BRANDEN T. BURNINGHAM
                              Attorney at Law
                       455 East 500 South, Suite 205
                        Salt Lake City, Utah  84111

                                                Telephone:  (801) 363-7411
Admitted in Utah and California                 Facsimile:  (801) 355-7126



May 11, 1998


Mr. James Budge
Office of Small Business Review
Division of Corporation Finance
U. S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re: Immediate Entertainment Group, Inc. (the "Company")
    Registration Statement on Form 10-SB, filed March 13, 1998
    File No. 0-23907


Dear Mr. Budge:

     As counsel to this Company, and pursuant to our telephone conversations of today's date, I hereby request that the above-referenced filing be withdrawn, effective immediately.

                                               Sincerely yours,

                                               /s/ Branden T. Burningham

                                               Branden T. Burningham

cc: Immediate Entertainment Group, Inc.